                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                           (Amendment No.             )*

                        HARRIS & HARRIS GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    413833104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 2, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 2 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                        Edwin S. Marks

                                         ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

    NUMBER OF                         328,919 shares
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
      OWNED
     BY EACH                          382,915 shares
    REPORTING      -------------------------------------------------------------
     PERSON           7      SOLE DISPOSITIVE POWER
      WITH
                                      328,919 shares
                   -------------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER

                                      382,915 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 711,834 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       6.19%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!




                              Pages 2 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 3 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                        Nancy A. Marks

                                         ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

    NUMBER OF                         321,912 shares
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
      OWNED
     BY EACH                          0
    REPORTING      -------------------------------------------------------------
     PERSON           7      SOLE DISPOSITIVE POWER
      WITH
                                      321,912 shares
                   -------------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 321,912 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       2.80%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!




                              Pages 3 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 4 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                         Linda Katz

                                         ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

    NUMBER OF                         7,668 shares
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
      OWNED
     BY EACH                          0
    REPORTING      -------------------------------------------------------------
     PERSON           7      SOLE DISPOSITIVE POWER
      WITH
                                      7,668 shares
                   -------------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   7,668 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       .07%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!




                              Pages 4 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 5 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                        Carolyn Marks

                                         ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

    NUMBER OF                         15,001 shares
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
      OWNED
     BY EACH                          0
    REPORTING      -------------------------------------------------------------
     PERSON           7      SOLE DISPOSITIVE POWER
      WITH
                                      15,001 shares
                   -------------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  15,001 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       .13%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!




                              Pages 5 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 6 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G
--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    Carl Marks & Co. Inc.

                                         13-3146265
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                  New York
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

    NUMBER OF                         38,334 shares
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
      OWNED
     BY EACH                          0
    REPORTING      -------------------------------------------------------------
     PERSON           7      SOLE DISPOSITIVE POWER
      WITH
                                      38,334 shares
                   -------------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 38,334 shares
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       .33%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                       CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!




                              Pages 6 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 7 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G

PRELIMINARY NOTE

THIS COMBINED STATEMENT IS BEING FILED ON BEHALF OF EDWIN S. MARKS, NANCY A. MARKS, CARL MARKS & CO. INC., LINDA KATZ AND CAROLYN MARKS.

ITEM 1.

         (a)      Name of Issuer:

                           Harris & Harris Group, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           One Rockefeller Plaza
                           Rockefeller Center
                           New York, New York 10020

ITEM 2.

         (a)      Name of Persons Filing:

                          Edwin S. Marks, Nancy A. Marks, Carl Marks & Co. Inc., Linda Katz and Carolyn Marks

         (b)      Address of Principal Business Office or, if none, Residence:


                  The principal business office of each Reporting Person is:

                  135 East 57th Street
                  27th Floor
                  New York, NY 10022


         (c)      Citizenship:

                  Edwin S. Marks:           United States
                  Nancy A. Marks:           United States
                  Linda Katz:               United States
                  Carolyn Marks:            United States
                  Carl Marks & Co. Inc:     New York

         (d)      Title of Class of Securities:

                                    Common Stock

         (e)      CUSIP Number:

                                    413833104



                               Page 7 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 8 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR (c), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                                 NOT APPLICABLE

         (a)  [ ] Broker or Dealer registered under Section 15 of the Act

         (b)  [ ] Bank as defined in section 3(a)(6) of the Act

         (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act

         (e)  [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

         (f) [ ] Employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.ss.1813);

         (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.       OWNERSHIP

a.       Amount beneficially owned:                          711,834
         (i)      Edwin S. Marks                             328,919
         (ii)     Nancy A. Marks                             321,912
         (iii)    Carl Marks & Co. Inc.                      38,334
         (iv)     Linda Katz                                 7,668
         (v)      Carolyn Marks                              15,001
b.       Percent of class:   6.19%
c.       Number of shares:
         (i)      Sole power to vote or direct vote:
                  Edwin S. Marks                             328,919
                  Nancy A. Marks                             321,912
                  Carl Marks & Co. Inc.                       38,334
                  Linda Katz                                   7,668
                  Carolyn Marks                               15,001
         (ii)     Shared Power to vote or direct vote:



                               Page 8 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 9 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G


                  Edwin S. Marks                             382,915
                  All other Reporting Persons                      0
         (iii)    Sole power to dispose or to direct disposition of:
                  Same response as (c)(i) above.
         (iv)     Shared power to dispose or direct the disposition of:
                  Same response as (c)(ii) above.



ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                         NOT APPLICABLE



ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                         NOT APPLICABLE



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                                         NOT APPLICABLE



ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                         NOT APPLICABLE



ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

                                         NOT APPLICABLE



ITEM 10.      CERTIFICATIONS

                                   SEE ATTACHED CERTIFICATIONS




                              Pages 9 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                   Page 10 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G



                                  CERTIFICATION
                                  -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                                     /s/ Edwin S. Marks
                                              ---------------------------------
                                                         Edwin S. Marks









                              Page 10 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                   Page 11 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G



                                  CERTIFICATION
                                  -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                                  /s/ Nancy A. Marks
                                            ---------------------------------
                                                      Nancy A. Marks












                              Page 11 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 12 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G



                                  CERTIFICATION
                                  -------------

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  Carl Marks & Co. Inc.



                                                  By: /s/ David Shnitkin
                                                      ------------------------
                                                      Name: David Shnitkin
                                                      Title: Controller







                              Page 12 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 13 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G



                                  CERTIFICATION
                                  -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                           /s/ Linda Katz
                                                       ------------------------
                                                               Linda Katz










                              Page 13 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 14 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G



                                  CERTIFICATION
                                  -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                      /s/ Carolyn Marks
                                                  ----------------------------
                                                          Carolyn Marks












                              Page 14 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 15 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G



EXHIBITS

A.       Joint Filing Statement

         See Exhibit A on page 21.














                              Page 15 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 16 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      /s/ Edwin S. Marks
                                                  ---------------------------
                                                          Edwin S. Marks


                                           Dated:  September 16, 2002







                              Page 16 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 17 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       /s/ Nancy A. Marks
                                                  -----------------------------
                                                           Nancy A. Marks


                                            Dated:  September 16, 2002





                              Page 17 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 18 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               CARL MARKS & CO. INC.


                                               By: /s/ David Shnitkin
                                                  --------------------------
                                               Name: David Shnitkin
                                               Title: Controller

                                               Dated:  September 16, 2002






                              Page 18 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 19 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       /s/ Linda Katz
                                                    ---------------------
                                                           Linda Katz


                                            Dated:  September 16, 2002








                              Page 19 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 20 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                /s/ Carolyn Marks
                                            ------------------------------
                                                    Carolyn Marks


                                     Dated:  September 16, 2002





                              Page 20 of 21 pages

-------------------------                              ------------------------
   CUSIP No. 413833104                                    Page 21 of 21 Pages
-------------------------                              ------------------------

                                  SCHEDULE 13G



                       EXHIBIT A - JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the Schedule 13G for Harris & Harris Group, Inc. is filed on behalf of each of us. This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                        Dated:  September 16, 2002

                                        /s/ Edwin S. Marks
                                        --------------------------
                                            Edwin S. Marks

                                        /s/ Nancy A. Marks
                                        --------------------------
                                            Nancy A. Marks

                                        CARL MARKS & CO INC.


                                        By: /s/ David Shnitkin
                                            ----------------------
                                        Name: David Shnitkin
                                        Title: Controller

                                        /s/ Linda Katz
                                        --------------------------
                                            Linda Katz

                                        /s/ Carolyn Marks
                                        --------------------------
                                             Carolyn Marks






                              Page 21 of 21 pages